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EXHIBIT 10.4

                    DISTRIBUTION AGREEMENT


THIS DISTRIBUTION AGREEMENT entered into this 29th day of April, 2003 by and between VET-SONOTRON SYSTEMS, INC., a New Jersey corporation, with an address at 224-S Pegasus Avenue, Northvale, New Jersey, 07647 (hereinafter referred to as "VSSI") and THM Group, LLC, a limited liability company organized under the laws of the State of New Jersey, with offices at 161 North Franklin Turnpike, Suite 204, Ramsey, New Jersey, 07446 (hereinafter referred to as the "Distributor").

                         WITNESSETH

WHEREAS, VSSI is in the business of manufacturing and distributing various medical devices for use in animal health; and

WHEREAS, Distributor is in the business of selling and distributing various medical products, accessories and supplies for human and animal health, such as the Products (as defined herein); and

WHEREAS, Distributor and VSSI have agreed to enter into an arrangement whereby VSSI will appoint Distributor as its distributor in the Territory (as defined herein), upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, Distributor and VSSI hereby agree as follows:


1. Definitions.  As used herein:

a) "Affiliates" of a person or entity shall mean any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or entity. For the purposes of this definition, "control" means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.

b) "Territory" shall mean the geographic area described in the attached Schedule A.

c) "Products" (or "Product") shall mean the products listed in Schedule B attached hereto.

d) "Product placements" are direct purchases by Distributor or brokered sales of the Products.

e) "FOB" shall mean Free on Board, a term that is commonly used in the freight transportation industry to denote, in conjunction with a specified location, the point in time, whether at delivery or during transshipment using common carriers, when title to the goods in question transfers from seller to buyer.

2. Grant of Distributorship.

VSSI hereby grants Distributor an exclusive Distributorship to serve all markets in the Territory with respect to the promotion and sale of the Products, except as otherwise provided herein. Distributor accepts such Distributorship and undertakes to expend its best efforts to promote the sale of the Products as provided herein. Distributor understands that VSSI has expended and will continue to expend substantial efforts and funds to secure and retain public goodwill toward the Products and its trademarks, and recognizes the vital interest to VSSI in the proper functioning of the Products. It shall be a material condition of this Agreement that Distributor will sell the Products only within the Territory, and that Distributor shall not, under any circumstances directly or indirectly provide any maintenance services with respect to the Products. Distributor shall not directly or indirectly represent manufacturers of other products that compete with the VSSI Products during the term of this Agreement.

3. Distributor's Responsibilities.

a) Distributor agrees to actively promote the sale of said Products in the Territory, to the best of Distributor's ability in order to satisfy the minimum product placement requirements set forth in Schedule B, and to otherwise safeguard VSSI's interest wherever possible. To this end, Distributor shall identify prospective final and intermediate customers, including dealers, resellers, brokers, and other channel intermediaries (collectively, "Intermediate Customers"), develop local promotions and conduct all necessary sales calls and related communications with customers related to the sale of the Products. Distributor will hire, train, and provide monetary and other incentives to its qualified salespersons and sales specialists to promote and sell the Products to current and prospective customers in the Territory. All materials used by Distributor and its Affiliates to promote and sell the Products, or which otherwise contain any information about the Products, must be reviewed and approved by VSSI prior to Distributor's use.

b) During the Initial Term, as defined herein, of this Agreement, Distributor agrees to use its best efforts to arrange for the purchase of Products from VSSI in the quantities or amounts set forth in Schedule B attached hereto and made a part hereof. In the event the parties renew this Agreement for subsequent terms, the parties shall establish new minimum product placement requirements.

c) Distributor shall provide VSSI with the customer name, address, contact person, product identity (e.g., model number), quantity shipped, date shipped, and serial number for each Product purchased from Distributor promptly after submission to Distributor of customer's purchase order. If Distributor's customer is an Intermediate Customer, Distributor shall require that Intermediate Customer provide VSSI with the final customer name, address, contact person, product identity (e.g., model number), quantity shipped, date shipped, and serial number for each Product purchased from Intermediate Customer promptly after submission to Intermediate Customer of the final customer's purchase order.

d) Distributor agrees to keep VSSI informed about competitive market conditions, experiences with customers, customer problems, major negotiations, and prospective sales possibilities.

e) Distributor will stock and maintain adequate inventories of Product marketing literature and information provided by VSSI, to meet the demand of customers in the Territory.

f) Distributor agrees to provide documentation of its handling of Products to assure VSSI that Products in Distributor's possession comply with all orders, rules, and regulations issued under VSSI's Quality Assurance Requirements. See Schedule E for an outline of requirements.

g) Distributor shall provide all services excluding Product field service activities on behalf of VSSI as have been negotiated, including, without limitation, training of Distributor's own sales force, literature distribution, applications training (including a specified number of hours as customarily provided by VSSI, using a qualified applications specialist approved by VSSI), and regulatory filings, all in the interest of successfully promoting and selling the Products. Customer applications training will be documented and maintained on file by Distributor.

h) Distributor agrees not to alter the Products in any way and not to remove the VSSI name or brand from the Products.

i) Distributor shall, in the performance of its duties hereunder, maintain adequate familiarity with VSSI's Products, their operation, specifications, maintenance, and applications, by consistently reviewing Product information and seeking out the regular assistance and counsel of VSSI.

j) Distributor shall provide monthly Product sales reports to VSSI reflecting customer installed base (i.e., customer name, address, contact person, product identity (e.g., model number), quantity shipped, date shipped, and serial number), current market trends, customer reaction to product features, competitive product descriptions and lost orders, and recommendations for Product improvements or for additional marketing opportunities. Representatives of Distributor shall meet not less than once in every consecutive six-month period during the term of this Agreement with representatives of VSSI to discuss market conditions and identify new business opportunities.

k) Distributor shall provide a place of business with adequate communications service to efficiently effect the business of Product sales.

l) Distributor will not make any representations, warranties or guarantees with respect to the Products, which are different from those representations, warranties, or guarantees provided by VSSI.

m) Distributor shall pay to VSSI the prices for the Products quoted in Schedule C attached hereto and made a part hereof, and VSSI shall charge no other fees connected with the purchase and subsequent resale of the Products by Distributor or its Affiliates.

4. VSSI's Responsibilities.

a) VSSI will maintain an adequate amount of Products, spare parts, and Product literature as may be required, in VSSI's reasonable business judgment and in accordance with Distributor's periodic forecasts, for VSSI to fill qualified and accepted orders from Distributor, pursuant to the terms and conditions of sale attached hereto as Schedule D.

b) VSSI reserves the right to change any or all of the Products covered by this Agreement. VSSI agrees to use its best efforts to give Distributor a minimum of ninety (90) days notice of any change to a Product, and to maintain an adequate supply of the Product to support the Distributor from the date of such notice on sales made by the Distributor up to the notice period.

c) VSSI will actively support Distributor's marketing and sales activities by:

i. Providing ongoing advice.
ii. Designing, sponsoring/funding, and implementing targeted sales interventions within the Territory, including media advertising and Product promotions.
iii. Providing technical and sales Product literature and related materials. VSSI will provide two (2) Products to Distributor (the "Demonstration Units") to be used by Distributor, its affiliates, or Intermediate Customers, under Distributor's supervision, for demonstration and promotional purposes. Distributor shall only pay for costs to ship and take delivery of and deploy Demonstration Units. Prior to the placement of twelve (12) Products by Distributor, VSSI will provide two (2) Demonstration Units consisting of one
(1) Product and one (1) Sonotron (intended for human-use). After the placement of twelve (12) Products by Distributor, VSSI will provide one (1) additional Product and Distributor will return the human-use Sonotron? Demonstration Unit.
iv. Paying for a proportion of the Distributor's total projected expenditures for marketing and sales activities during the measurement periods after Distributor's cumulative sales volume has exceeded 75 units, where "units" is defined in Schedule B. At the time when Distributor's cumulative sales volume has exceeded 75 units, VSSI and Distributor will jointly determine, through good faith negotiations, the proportion and timing of VSSI's payments on a line-item basis.

d) VSSI shall train Distributor's sales force to market and sell the Products. VSSI shall convene periodic meetings and provide literature and other information required to support proficiency among the Distributor's sales force.

e) VSSI shall meet periodically with designated representatives of Distributor to exchange information on Product planning and Product updates or upgrades and to review methods for enhancing Distributor's sales opportunities.

f) VSSI shall provide field service support, including Product repair and maintenance services, to Distributor's customers pursuant to the terms of VSSI's standard service agreement. A copy of VSSI's current service agreement, provided for informational purposes only, is attached hereto as Schedule F.

5.	Terms and Conditions of Sales to Distributor.

a) Any future sales of the Products covered by this Agreement (excluding installation) shall be made to Distributor upon the terms set forth in Schedule C attached hereto and made a part hereof.

b) Distributor shall notify VSSI at the effective date of this Agreement of the persons authorized to place orders with VSSI.

All purchase orders or Product requests shall contain as a minimum:

i. Purchase order number and date purchase order is submitted/sent to VSSI.
ii. Bill-to and ship-to name and address.
iii. Terms of payment.
iv. Equipment description and feature(s).
v. Unit and total prices.
vi. Requested ship date (which must be at least 90 days from VSSI's receipt of the purchase order).
vii. Shipping method (air freight, for pick-up, etc.) and whether prepaid or collect.
viii. Special instructions.
ix. Reference that this Agreement's terms and conditions solely govern the purchase order.

Purchase orders or requests shall be addressed to:

          Vet-Sonotron Systems, Inc.
          224-S Pegasus Avenue
          Northvale, New Jersey  07647
          Attention:  Tim Gilmartin, Plant Manager

VSSI will acknowledge acceptance or rejection of purchase orders within five
(5) days after receipt of the order. VSSI may only reject a purchase order that does not comply with the order information requirements set forth above and/or which does not otherwise comply with the terms of this Agreement. If VSSI proposes a delivery schedule different from the schedule requested by Distributor, Distributor must notify VSSI of its rejection of such alternate delivery schedule within five (5) days after mailing of such notification by VSSI, or the VSSI acknowledged ship date shall be deemed to be accepted by Distributor. Unless agreed to in writing by Distributor, in no event may VSSI ship the Products to the address specified in the purchase order on a date later than thirty (30) days after the requested ship date specified in the purchase order.

c) In the event Distributor cancels a confirmed order more than fifteen (15) days after an order is placed, Distributor agrees to pay VSSI a cancellation charge in accordance with VSSI's standard published terms thereof. Orders shipped by VSSI prior to cancellation by Distributor shall also be subject to a standard cancellation charge.

d) Within five (5) business days after the commencement of the Initial Term of this Agreement, and prior to the beginning of each calendar quarter thereafter, Distributor shall provide VSSI with its good faith rolling forecast of Distributor's requirements for the Products during each subsequent one (1) year period, broken down by quarter.

e) Sales shall be FOB shipping point.

f) The terms of payment shall be net (gross amount due in cash) fifteen (15) days of the actual ship date, with Distributor paying all shipping costs. A written invoice issued by VSSI and sent to Distributor by same-day facsimile and regular mail shall establish the ship date. Distributor shall pay all taxes, in any way associated with the Products sold hereunder or otherwise related to this transaction, other than taxes on or measured by the income of VSSI. Should Distributor fail to do so, there shall be added to the charges provided for in this Agreement amounts equal to any such charges, penalties, interest, and taxes, paid or payable to VSSI.

All past due accounts are subject to a late charge of 1.250% per month. VSSI shall have the right to transfer accounts receivable to third parties.

g) VSSI will warrant VSSI Products as detailed in VSSI's published Warranty Terms for twelve (12) months from the date of delivery.

h) Distributor agrees to pay VSSI for additional services rendered by VSSI according to VSSI's published terms and conditions for such services, including charges for labor, should such services be required by either the Distributor or one or more of its customers.

i) Except as otherwise noted herein, in all other respects, VSSI's published General Terms and Conditions of Sale, attached hereto as Schedule D, shall apply including, without limitation, other standard published terms with respect to warranty disclaimers and the like. In the event of any inconsistencies between the terms of this Agreement and the Terms and Conditions of Sale, the terms of this Agreement shall prevail.

j) All guarantees required by Distributor's customers (bonds, security deposits) shall be the sole responsibility of the Distributor.

6. Alterations.

Distributor agrees not to alter the Products sold hereunder in any way and not to remove the VSSI name or brand or repaint such Products without the prior express written permission of VSSI.

7. Insurance and Indemnification.

Distributor shall procure and maintain, in full force and effect during the term of this Agreement, an insurance policy or policies, protecting Distributor, its officers, directors, employees, and agents against any loss, liability, or expense whatsoever, arising out of or in connection with Distributor's obligations under this Agreement. In addition, Distributor shall maintain insurance on all Products, spare parts, and manuals in its possession with an insurer reasonably acceptable to VSSI and in an amount agreed by the parties to be adequate to compensate VSSI for any loss or damage to the inventory in Distributor's control.

Distributor agrees to indemnify, defend, and hold VSSI harmless for any damages that might arise from Distributor's sales and product placement transactions with its own customers.

VSSI will defend at its own expense any action brought against Distributor or Distributor's customers, asserting that any Product infringes a patent, trademark, copyright, trade secret, or other proprietary right of a third party, and VSSI will pay all costs and monetary damages (including reasonable attorney's fees) awarded against the Distributor or Distributor's customers in any such court decision. Such defense and liability is conditioned on and limited by VSSI: (a) being notified promptly in writing of any such action; and (b) having sole control of the defense and all negotiations for settlement of such action. Should such Products in VSSI's opinion be likely to become the subject of a claim of infringement or the use thereof become restricted by a final non-appealable Court-awarded injunction, the Distributor shall permit VSSI, at VSSI's option and expense, either: (a) to procure for the Distributor and/or its customers the right to continue using such Product; (b) to replace or modify same so it is free from infringement or injunction, such replacement or modified version to have substantially similar functional specifications as the Products; or (c) to recover same from the Distributor in which latter case, the only rights and liabilities between VSSI and the Distributor are that: (i) the sale shall be void as to the Product on the date of recovery; and (ii) VSSI shall reimburse a pro-rated portion of the purchase price paid for the Product recovered based upon a reasonable depreciation schedule. The indemnification obligations set forth herein shall not apply to claims that arise as a result of the modification, alteration, or repair of Products by persons other than those authorized and/or approved by VSSI.

VSSI shall indemnify, defend, and hold harmless the Distributor and its customers, agents, employees, officers, and directors from claims relating to the use of the Products, product liability, warranty claims and all matters relating to the Products that are not related to the improper use, handling, or storage of the Products by any of the foregoing.

VSSI and Distributor shall each indemnify, defend, and hold harmless the other party for any finder's fees for which that party is responsible.

8. Term.

This term of this Agreement shall commence as of the day and year first written above and shall continue for a period of thirty-six (36) months thereafter (the "Initial Term"), except as otherwise provided herein. Thereafter, the Agreement may be renewed for additional three (3) year periods if the parties agree in writing to a new minimum product placement requirement. Acceptance of orders by VSSI after expiration of the Agreement shall not constitute or effect a renewal of this Agreement, which may only be effective if expressed in writing and signed by both parties.

9. Termination.

a) It shall constitute a default under the Agreement, with the corresponding right of termination as stated below, if any of the following shall occur:

i. In the event Distributor fails to pay any amount owed hereunder and such failure continues for a period of thirty (30) days or more, then the Agreement may be immediately terminated by VSSI.

ii. In the event of a material violation by a party of any provision of this Agreement, other than the non-payment of monies, which violation continues uncured for a period of thirty (30) days after written notice to the other party specifying such violation, then the Agreement may be immediately terminated by the non-breaching party.

iii. In the event a party makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, is adjudicated insolvent or bankrupt, a proceeding is filed against said party to declare said party bankrupt and said proceeding is not dismissed within thirty (30) days, or said party commences any proceeding under any reorganization, arrangement, readjustment of debt, or similar law or statute of any jurisdiction, then this Agreement may be terminated by the other party on five (5) days written notice.

iv. If Distributor distributes the Products outside of the Territory, except upon the prior written consent of VSSI, then VSSI may immediately terminate this Agreement.

v. If Distributor fails to meet the minimum product placement requirements for the Products for any single measurement period as set forth in Schedule C, then VSSI may terminate this Agreement on sixty (60) days written notice.

b) Any termination of this Agreement shall not affect any obligations, which accrued prior to the effective date of termination.

10. Undertakings Related to Termination.

Upon termination of this Agreement for whatever cause:

a) Distributor agrees to return to VSSI immediately after such termination all documentation, such as price information, sales letters, technical data sheets and instructions, and the like, Demonstration Units, and any other materials forwarded by VSSI to Distributor hereunder. This also refers to quotation records, customer installed base information as defined in Section 3(l) of this Agreement, and such other documentation as may be necessary for VSSI to resume pending negotiations.

b) VSSI shall have the option to purchase from Distributor, exercisable in its sole discretion, and Distributor agrees to sell to VSSI, at the then current Distributor net price, any or all VSSI Products held as inventory for resale by Distributor, to which Distributor has title upon said termination.

c) Distributor agrees that no obligation shall exist for VSSI to indemnify Distributor for damages of any kind pertaining to Distributor's investment in the promotion of VSSI Products, it being understood that the Distributor price permits a sufficient return on investment.

11. Independent Contractor.

Each of the parties is an independent contractor. Neither party has any authority, expressed or implied, to act for the other in dealings with third parties, and neither shall purport to act as the agent or employee of the other. Nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Each party assumes sole and full responsibility for the acts of their employees, personnel, and agents. Neither party nor its employees, personnel, and agents have authority to make commitments, enter into contracts, bind or otherwise obligate the other party in any manner.

Each party shall be solely responsible for compliance with all laws and regulations governing its business, and will indemnify, defend, and hold the other party harmless from all claims arising out of its failure to comply with said laws and regulations. Each party shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to its performance and receipt of fees or compensation or other forms of consideration under this Agreement.

No employee of either party shall be deemed in any manner whatsoever to be an employee of the other, and as such shall not be entitled to, and is not qualified under, any employee benefit plans provided by the other party for its employees. The employees of either party shall not be entitled to participate in any plans, arrangements, or distributions by the other party pertaining to, or in connection with, any bonus, pension, health, insurance, welfare, or similar benefit plan offered by it to its employees. Because both parties are independent contractors, either party will not withhold or make payments for social security; make unemployment insurance or disability insurance contributions; or obtain worker's compensation insurance on behalf of the employees, personnel, or agents of the other party. Each party shall indemnify, defend, and hold the other party harmless from all claims arising out of its failure to make payment of any such taxes or contributions, including penalties and interest.

12. Waiver.

The waiver by either party of a default or breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent default or breach. No amendment or modification of this Agreement, nor failure or delay in enforcing any term, exercising any option, or requiring performance shall be binding or construed as a waiver unless agreed to in writing by the parties.

13. Time Limitation for Claims.

Any claims for breach or threatened breach arising under or relating to this Agreement, including, without limitation, claims for tort, antitrust or other statutory claims, or any cause of action whatsoever arising under, or in any way related to this Agreement, shall be waived and forfeited, unless asserted by the claiming party by commencement of a legal proceedings with respect to such breach or threatened breach within one (1) year after the claiming party has become aware of the claim.

14. Choice of Law and Interpretation.

This Agreement shall be governed by, interpreted, and enforced under the substantive laws of the State of New Jersey, without regard to its conflicts of laws rules and principles. Both parties agree that the courts of the State of New Jersey or the federal courts situated in the State of New Jersey shall have sole and exclusive jurisdiction over all disputes arising out of this Agreement. If any part of this Agreement is held invalid, illegal, or unenforceable, the remaining provisions will be unimpaired. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held excessively broad as to time, duration, geographical scope, activity, or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

15. Notices.

All notices required to be given by one party to the other shall be in writing and shall be deemed given if sent by certified (registered) mail, return receipt requested, or by overnight delivery service, addressed as follows:

          If to Distributor:

          THM Group, LLC
          161 North Franklin Turnpike, Suite 204
          Ramsey, New Jersey  07446
          Attn: Michael W. Engelhart
          Fax: 201-825-3178

          If to VSSI:

          Vet-Sonotron Systems, Inc.
          224-S Pegasus Avenue
          Northvale, New Jersey  07647
          Attention: Andre' DiMino, President

Notices shall be deemed given on the date delivered to the recipient.

16. Non-Assignability.

This Agreement, nor any rights or obligations stipulated hereunder, may not be assigned, conveyed, or transferred by either party, whether voluntarily, involuntarily, or by operation of law, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed.

17. Leal Fees.

In the event of a default by either party hereto, and the other party initiates litigation or undertakes other legal proceedings to interpret or enforce this Agreement, the prevailing party shall be entitled to recover all expenses, costs, disbursements, and reasonable attorneys' fees incurred in connection with said legal proceedings.

18. Force Majeure.

If a party's obligation to perform any duty hereunder is rendered impossible of performance or observance due to any cause beyond such party's reasonable control, including, but not limited to, an act of God, war, civil disturbance, fire, or other casualty, strike or other labor dispute, governmental rule, lack of availability of parts or other supplies, then said party, for so long as such condition exists, shall be excused from such performance or observance. Time of performance of the non-performing party's obligations hereunder shall be extended by the time period reasonably necessary to overcome the effect of such force majeure occurrences.

19. Trademarks and Trade Dress.

Distributor recognizes in the Territory the exclusive ownership of all trademarks and trade dress affecting Products by VSSI or any subsidiary, parent or affiliated company of VSSI. Distributor shall not, either while this Agreement is in effect or at any time thereafter, register, use or attempt to obtain any right in or to any such trademark or trade dress or in and to any trademark or trade dress confusingly similar thereto. Except to the extent required or permitted by this Agreement, Distributor shall not by reason of this Agreement use, without the prior written consent of VSSI, the words "Vet-Sonotron Systems" or any other trademark of VSSI in its advertising, labels, signs, literature or commercial stationary, provided, however, that while this Agreement remains in force, Distributor shall be entitled to describe itself as VSSI's distributor of Products in the Territory.

20. Limitation of Liability.

NEITHER VSSI NOR DISTRIBUTOR SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES AND ASSIGNS FOR ANY INDIRECT, INCIDENTAL, UNFORESEEN, SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS OR REVENUE, WHICH ARISE OUT OF THE PERFORMANCE OR FAILURE TO PERFORM ANY OBLIGATIONS SET FORTH IN THIS AGREEMENT OR OTHERWISE, REGARDLESS OF THE FORM OF ACTION OR THE BASIS OF THE CLAIM OR WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

IN NO EVENT SHALL EITHER PARTY'S AGGREGATE LIABILITY TO THE OTHER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS ACTUALLY PAID BY DISTRIBUTOR TO VSSI HEREUNDER IN RESPECT OF THE GOODS OR SERVICES GIVING RISE TO THE CLAIM OR ACTION, REGARDLESS OF THE BASIS OF THE CLAIM OR FORM OF ANY ACTION, AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY AVAILABLE TO EITHER PARTY; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO DAMAGES ARISING OUT OF, IN CONNECTION WITH OR OTHERWISE RESULTING FROM (I) THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF SUCH PARTY; (II) INDEMNIFICATION OBLIGATIONS SPECIFIED HEREUNDER; AND/OR
(III) PERSONAL INJURY OR TANGIBLE PROPERTY DAMAGE CAUSED BY SUCH PARTY.

21. Headings.

The headings or titles of the various paragraphs or sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication or intention, limit, define, extend or affect the meaning or interpretation of this Agreement or the specific terms or text of the paragraph so designated.

22. Publicity.

Any news release, public announcement, advertisement, or publicity proposed to be released by either party with respect to this Agreement shall be subject to the reasonable opportunity to review same by the other party prior to release.

23. Confidentiality.

Any proprietary information concerning VSSI and its Products, services, or manufacturing processes which are in any way designated as proprietary information by VSSI and disclosed to Distributor incident to the performance of this Agreement shall remain the property of VSSI and are disclosed in confidence, and Distributor will not publish or otherwise disclose it to others without the express written consent of VSSI. The obligations set forth in this Article 23 will survive the termination or expiration of this Agreement for a period of two (2) years.

24. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken as a whole, shall constitute one and the same document.

25. Non-Competition.

During the term of this Agreement, Distributor shall not directly or indirectly represent manufacturers of products which compete with the VSSI Products, including but not limited to promoting, distributing, selling, leasing, renting, installing, maintaining, or servicing any such competing products.

26. Government Obligations.

a) The rights, duties and performance of each party hereunder shall be subject to all applicable federal, state and local laws, rules and regulations. Both parties agree to comply with all applicable laws in the performance of their respective obligations hereunder, including, but not limited to, the U.S. Export Control Laws.

b) In the event of any governmental law, regulation, or action forbidding performance of any obligations of VSSI or Distributor hereunder, or in the event of inability of either to obtain any governmental action required for the performance of its obligations hereunder, VSSI or Distributor shall be excused from the performance of such obligations except for the obligation to make payments and those obligations provided under Article 23, Confidentiality.

27. Entire Agreement.

This Agreement, together with the Schedules and any attachments thereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, inconsistent agreements, understandings, negotiations and discussions, oral or written, representations, and promises, oral or written, with respect to the subject matter contained herein. There are no other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein. No supplement to or modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Distribution Agreement as of the day and year first written above.

VET-SONOTRON SYSTEMS, INC.                 THM GROUP, LLC
By:/s/ Andre' Di Mino                      By:/s/Michael Englehart
Title: President                           Title: Managing Member
Date: 4/29/03                              Date: 4/29/03

EXHIBIT 10.5


FIFTH AVENUE VENTURE CAPITAL PARTNERS, INC.
Dr. EUGENE STRICKER
445 Central Avenue, Suite 112
Cedarhurst,  N.Y. 10022

Tel. (516) 295-7600
Fax (516) 295-7604

                          LETTER AGREEMENT

Andre DiMino, President
ADM Tronics, Inc.
224-S Pegasus Avenue
Northvale, N.J. 07647

Dear Mr. DiMino:

This letter is intended to summarize our discussions as of the date hereof. It is intended to bind each of us. We have agreed as follows:

1. Fifth Avenue Venture Capital Partners, Inc. a New York corporation in formation which may be formed under a different name but which shall have Dr. Eugene Stricker as its principal general partner ("FAVCP"), and associates will provide general business consulting, shareholder relations services, and seek new products and customers for ADM Tronics, Inc. ("ADMT") for a period of 2years from the date hereof at times and places which shall be mutually agreed between the parties hereto, and ADMT will accept such services on the terms and conditions set forth herein.

2. Participation to FAVCP shall consist of up to 5,000,000 shares (the "Shares") of ADMT Common Stock, par value $.0005 per share (the "Common Stock"), which FAVCP (or its designees, which will be twelve or fewer, each of which having a pre-existing relationship with FAVCP) shall purchase at par value for an aggregate purchase price of $2,500. The Shares shall be "restricted securities" within the meaning of Rule 144 and each of FAVCP and its designees shall sign an investment representation letter with respect thereto.

3. The Shares shall be held in Escrow by Dr. Harold Gelb pursuant to a separate escrow agreement and shall be disbursed as follows:

At such time as the closing bid price of the Common Stock equals or exceeds $.10 per share, 1,500,000 of the Shares shall be released from escrow by Dr. Gelb and delivered as directed by FAVCP;

At such tine as the closing bid price of the Common Stock equals or exceeds $.20 per share; a second 1,500,000 of the Shares shall be released from escrow by Dr. Gelb and delivered as directed by FAVCP;

FAVCP will advise ADMT with respect to the structuring of a "best efforts" private placement of three year convertible preferred stock to be initiated after the market price of the Common Stock exceeds $.20 per share with dividends to be determined at the time of the private placement. The preferred stock, which may be converted by the holder at any time, shall have a conversion price which shall be no less than $.20 per share. The preferred stock shall be callable at the option of ADMT after one year on thirty days written notice to the holders of record if the average of the closing bid and ask prices for the Common Stock exceeds $.30 for five consecutive trading days ending within ten days of the giving of the notice. The convertible preferred stock shall also provide that all accrued dividends thereon may, at ADMT's option, be paid in Common Stock at the then market price. FAVCP shall not be paid any commissions or expenses in connection with the private placement. However, if the services of an NASD member are utilized as placement agent, selected dealer or underwriter, then such member(s) shall be paid their customary commissions and other compensation for such services. The private placement shall be for no less than such amount as will yield net proceeds of $500,000 to ADMT. As an additional incentive, investors in the private placement will receive shares of Common Stock at $.03. However, in no event will the private placement plus such additional shares exceed a total of 3,000,000 shares with the following exception. To the extent that the aggregate number of shares of Common Stock issued to investors in the private placement on sales of $500,000 assuming conversion of all preferred stock and the shares of Common Stock at $.03 (the "PPM Number") exceeds 3,000,000 shares of Common Stock, such excess number of shares shall be returned to ADMT from the final 2,000,000 Shares held in escrow and only the balance shall be released from escrow and delivered to FAVCP. To the extent that the PPM Number is less than 3,000,000 shares of Common Stock, then ADMT shall allow FAVCP to purchase additional shares of Common Stock from ADMT at $.0005 per share equal to 5% of the amount that the PPM Number is less than 3,000,000, such shares to be subject to the terms of this agreement;

Upon the proceeds in the private placement reaching $500,000 net to ADMT (after payment of expenses which shall include: legal fees to counsel designated by FAVCP, printing and duplication costs, postage, and filing fees, all of which shall not be payable by ADMT if such proceeds are less than $500,000); all remaining shares of Common Stock held in escrow shall be released from escrow by Dr. Gelb and delivered as directed by FAVCP;

Prior to each release from escrow, FAVCP may allocate the released Shares among itself and its designees; and

On each delivery of shares from escrow to FAVCP, Dr. Gelb shall be entitled to retain 8% of the shares being delivered to FAVCP as his participation.

4. Dr. Stricker, Dr. Gelb and any of their assignees as contemplated hereunder, shall all enter into a three year voting trust agreement whereunder Andre' DiMino shall be the voting trustee. The Voting Trust agreement shall not prohibit market sales of the Shares by the holders under Rule 144 or otherwise and shall permit subsequent private transfers. The transferee in any private transfer shall be bound by the terms and conditions of the Voting Trust Agreement

5. Neither ADMT or FAVCP has taken or will take any action which would obligate ADMT or FAVCP to pay any "finders fee" in connection with this Agreement other than as set forth herein.

6. ADMT represents that, except for the transactions contemplated hereby, it will not, unless it has first received FAVCP's written consent, negotiate with any other persons, firm or corporation relating to a possible public or private sale of securities of ADMT until six months from January 1, 2003. If ADMT has not received the net proceeds of $500,000 from a private placement as provided herein by June 30, 2003, despite its good faith cooperation therein, then the shares remaining in escrow with Dr. Gelb on such date shall all be returned to ADMT.

7. Except as specifically set forth herein, each party will bear its own expenses in connection with the transactions contemplated hereby.
Furthermore, ADMT shall be solely responsible for the costs of preparing all financial data used in the private placement, but, except for its own separate counsel other than that provided by FAVCP, shall not be responsible for any costs of the preparation of the private placement.

Please return one copy of this letter, signed by you, to the undersigned.

This letter agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same letter agreement. The parties hereby consent to the jurisdiction and venue of the Superior Court of New Jersey, Bergen County. This letter agreement shall be interpreted in accordance with the laws of the State of New Jersey as they are applied to contracts executed, delivered and to be performed entirely within such state.

                              Very truly yours,
                              Fifth Avenue Venture Capital Partners, Inc.
                              By: /s/ Eugene Stricker - 1/17/03
                                      Eugene Stricker, President & CEO

ACCEPTED AND AGREED TO:
This 26 day of December, 2002
ADM Tronics, Inc.
By: /s/ Andre Di Mino
        Andre DiMino, President and CEO